Exhibit 99.1

News Release
NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Vice President, Investor

Relations & Treasurer (330) 761-6212

Myers Industries Completes Sale of Lawn & Garden Business

February 17, 2015, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) announced today that it has completed the sale of its Lawn & Garden business to an entity controlled by Wingate Partners V, L.P., a Dallas, TX based private equity firm, for $110 million. The sale of the Lawn & Garden business includes manufacturing facilities and offices located in Twinsburg, OH, Middlefield, OH, Sparks, NV, Sebring, FL, Brantford, ON, and Burlington, ON. The terms of the agreement include a $90 million cash payment and a $20 million note. William Blair & Company advised Myers Industries, Inc. in connection with the transaction.

Lawn & Garden had been its own segment within Myers Industries prior to the commencement of the sales process. The business was moved to discontinued operations as of the second quarter of 2014 and had annual net sales of approximately $188 million in 2014.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.